Exhibit 99.1

Vishay Intertechnology Prices Offering of $600 Million of 2.25% Convertible Senior Notes

MALVERN, PA — June 8, 2018 — Vishay Intertechnology, Inc. (NYSE: VSH) today announced the pricing of its offering of $600 million aggregate principal amount of 2.25% convertible senior notes due 2025 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The base size of the offering was increased from the previously announced $525 million in aggregate principal amount to $600 million, and there will be no option for the initial purchasers to purchase additional notes. The sale is expected to close on June 12, 2018, subject to customary closing conditions.

The notes will be Vishay's general unsecured obligations and subordinated in right of payment to Vishay's senior secured debt, including amounts borrowed under its senior secured credit facility. Interest will be payable on the notes semi-annually at a rate of 2.25% per annum on June 15 and December 15 of each year, beginning on December 15, 2018. The notes will mature on June 15, 2025, unless earlier converted or repurchased. The notes will be convertible, subject to certain conditions, into cash, shares of Vishay's common stock or a combination thereof, at Vishay's election, at an initial conversion rate of 31.7536 shares of common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $31.49 per share. This initial conversion price represents a premium of 27.5% to the last reported sale price of Vishay's common stock on The New York Stock Exchange on June 7, 2018, which was $24.70 per share.

Vishay may not redeem the notes prior to maturity and no "sinking fund" is provided for the notes. If Vishay undergoes a "fundamental change," holders of the notes may require Vishay to repurchase all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. Vishay will pay cash or, in certain circumstances, stock or a combination of cash and stock, for all notes so repurchased. In addition, upon certain corporate transactions, Vishay will, under certain circumstances, increase the conversion rate for holders who convert notes in connection with such corporate transactions.

The sale of the notes is expected to result in approximately $584 million in net proceeds to Vishay after deducting the initial purchasers' discount and estimated offering expenses payable by Vishay. Concurrently with this offering, in separate transactions, Vishay intends to use all of the net proceeds from this offering to repurchase $220 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2040 and $69 million aggregate principal amount of its existing 2.25% convertible senior debentures due 2042 through individually negotiated agreements with a limited number of holders of such outstanding debentures.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and any shares of Vishay's common stock that may be issued upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Vishay consummates the offering and the fact that the anticipated use of the proceeds of the offering and any purchases of Vishay's outstanding debentures could change as a result of market conditions or for other reasons. Vishay does not undertake any obligation to publicly update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

CONTACT:
Vishay Intertechnology, Inc.
Peter G. Henrici
Senior Vice President, Corporate Communications
 +1-610-644-1300